Filed Pursuant to Rule 424(b)(3)
Registration No. 333-127620-17

Supplement to Prospectus Supplement dated January 25, 2006 to Prospectus Dated November 17, 2005

$1,378,473,364
(Approximate)

Mortgage Pass-Through Certificates, Series 2006-1F

GSR Mortgage Loan Trust 2006-1F
Issuing Entity

GS Mortgage Securities Corp.
Depositor

Goldman Sachs Mortgage Company
Sponsor

Wells Fargo Bank, N.A.
Master Servicer and Securities Administrator

U.S. Bank National Association
Trustee

Countrywide Home Loans Servicing LP
IndyMac Bank, F.S.B.
Servicers

This is a supplement (the “Supplement”) to the prospectus supplement dated January 25, 2006 (the “Prospectus Supplement”) to the prospectus dated November 17, 2005 (the “Prospectus”) relating to the GSR Mortgage Loan Trust 2006-1F Mortgage Pass-Through Certificates, Series 2006-1F.  This Supplement supersedes in its entirety the supplements dated April 9, 2008 and April 9, 2009 to the Prospectus Supplement.

•	The table appearing on the cover of the Prospectus Supplement is revised by adding footnotes (10), (11) and (12) as follows:

Class	Approximate Initial Class Principal or Notional Balance (1)	Annual Certificate Interest Rate	Type (2)	Interest Type (3)	S&P Rating (4)	Fitch Rating (4)	Moody’s Rating (4)	Rated Final Distribution Date (5)
1A-1	$103,279,000	5.50%	Senior/Exchangeable	Fixed	AAA	AAA	NA(9)	February 2036
1A-2	$91,070,000	5.50%	Super Senior/PAC	Fixed	AAA(10)	AAA	NA(9)	February 2036
1A-3	$10,383,000	5.50%	Senior/PAC	Fixed	AAA(10)	AAA	NA(9)	February 2036
1A-4	$82,623,000	5.50%	Senior/Exchangeable	Fixed	AAA	AAA	NA(9)	February 2036
1A-5	$11,818,185	Floating (6)	Senior/SUP/TAC/AD	Floating	AAA(10)	AAA	NA(9)	February 2036
1A-6	$65,000,015	Floating (6)	Senior/SUP/TAC/AD	Floating	AAA(10)	AAA	NA(9)	February 2036
1A-7	$6,271,800	5.50%	Senior/SUP/Z/AD	Fixed	AAA(10)	AAA	NA(9)	February 2036
1A-8	$4,000	5.50%	Senior/SUP/Z	Fixed	AAA(10)	AAA	NA(9)	February 2036
1A-9	$19,542,000	5.50%	Super Senior/NAS	Fixed	AAA(10)	AAA	NA(9)	February 2036
1A-10	$1,368,000	5.50%	Senior Support/NAS	Fixed	AAA(10)	AAA	NA(9)	February 2036
1A-11	$71,654,000	5.50%	Senior	Fixed	AAA(10)	AAA	NA(9)	February 2036
1A-12	$10,969,000	5.50%	Senior/Exchangeable	Fixed	AAA	AAA	NA(9)	February 2036
1A-13	$5,427,000	5.50%	Senior/AD	Fixed	AAA(10)	AAA	NA(9)	February 2036
1A-14	$5,542,000	5.50%	Senior/Z	Fixed	AAA(10)	AAA	NA(9)	February 2036

(continued on following pages)

Goldman, Sachs & Co.
The date of this supplement is March 27, 2009

Class	Approximate Initial Class Principal or Notional Balance (1)		Annual Certificate Interest Rate	Type (2)	Interest Type (3)	S&P Rating (4)	Fitch Rating (4)	Moody’s Rating (4)	Rated Final Distribution Date (5)
1A-15	$19,304,000		5.50%	Super Senior/NAS	Fixed	AAA(10)	AAA	NA(9)	February 2036
1A-16	$1,352,000		5.50%	Senior Support/NAS	Fixed	AAA(10)	AAA	NA(9)	February 2036
1A-17	$3,643,000		5.50%	Senior Support/PAC	Fixed	AAA(10)	AAA	NA(9)	February 2036
2A-1	$226,937,000		6.00%	Senior/Exchangeable	Fixed	AAA(11)	AAA	NA(9)	February 2036
2A-2	$100,000,000		5.00%	Senior/PAC/AD	Fixed	AAA(10) (11)	AAA	NA(9)	February 2036
2A-3	$16,666,666	(7)	6.00%	Senior/IO	Fixed	AAA(10) (11)	AAA	NA(9)	February 2036
2A-4	$38,011,000		6.00%	Senior/SUP/Z	Fixed	AAA(10) (11)	AAA	NA(9)	February 2036
2A-5	$14,331,000		6.00%	Super Senior/NAS	Fixed	AAA(10)	AAA	NA(9)	February 2036
2A-6	$1,004,000		6.00%	Senior Support/NAS	Fixed	AAA(10) (11)	AAA	NA(9)	February 2036
2A-7	$50,000,000		Floating (6)	Super Senior	Floating	AAA(10) (11)	AAA	Aaa(11)	February 2036
2A-8	$50,000,000	(7)	Floating (6)	Senior/IO	Floating	AAA(10) (11)	AAA	NA(9)	February 2036
2A-9	$10,965,000		6.00%	Super Senior /NAS	Fixed	AAA(10)	AAA	NA(9)	February 2036
2A-10	$770,000		6.00%	Senior Support/NAS	Fixed	AAA(10) (11)	AAA	NA(9)	February 2036
2A-11	$765,000		6.00%	Senior Support/NAS	Fixed	AAA(10) (11)	AAA	NA(9)	February 2036
2A-12	$156,139,000		6.00%	Senior	Fixed	AAA(10) (11)	AAA	NA(9)	February 2036
2A-13	$25,411,000		6.00%	Senior/Exchangeable	Fixed	AAA(11)	AAA	NA(9)	February 2036
2A-14	$13,269,000		6.00%	Senior/AD	Fixed	AAA(10) (11)	AAA	NA(9)	February 2036
2A-15	$12,142,000		6.00%	Senior/Z	Fixed	AAA(10) (11)	AAA	NA(9)	February 2036
2A-16	$1,004,000		6.00%	Super Senior/NAS	Fixed	AAA(10)	AAA	NA(9)	February 2036
2A-17	$2,970,000		6.00%	Senior Support/NAS	Fixed	AAA(10) (11)	AAA	NA(9)	February 2036
3A-1	$39,964,000		Floating (6)	Senior	Floating	AAA(10)	AAA	NA(9)	February 2036
3A-2	$39,964,000	(7)	Floating (6)	Senior/IO	Floating	AAA(10)	AAA	NA(9)	February 2036
4A-1	$134,763,000		5.50%	Super Senior/Exchangeable	Fixed	AAA(10)	AAA	NA(9)	February 2036
4A-2	$8,610,000		5.50%	Senior Support	Fixed	AAA(10)	AAA	NA(9)	February 2036
4A-3	$84,557,000		5.50%	Super Senior	Fixed	AAA	AAA	NA(9)	February 2036
4A-4	$23,253,000		5.50%	Super Senior/Exchangeable	Fixed	AAA	AAA	NA(9)	February 2036
4A-5	$12,500,000		5.50%	Super Senior/AD	Fixed	AAA	AAA	NA(9)	February 2036
4A-6	$10,753,000		5.50%	Super Senior/Z	Fixed	AAA	AAA	NA(9)	February 2036
4A-7	$26,953,000		5.50%	Super Senior/NAS	Fixed	AAA	AAA	NA(9)	February 2036
5A-1	$100,000,000		6.00%	Super Senior	Fixed	AAA(10)	AAA	NA(9)	February 2036
5A-2	$19,920,000		6.00%	Senior Support	Fixed	AAA(10)	AAA	NA(9)	February 2036
5A-3	$129,587,000		6.00%	Super Senior	Fixed	AAA	AAA	NA(9)	February 2036
5A-4	$37,299,000		6.00%	Super Senior/Exchangeable	Fixed	AAA	AAA	NA(9)	February 2036
5A-5	$21,096,000		6.00%	Super Senior/AD	Fixed	AAA	AAA	NA(9)	February 2036
5A-6	$16,203,000		6.00%	Super Senior/Z	Fixed	AAA	AAA	NA(9)	February 2036
5A-7	$41,722,000		6.00%	Super Senior/NAS	Fixed	AAA	AAA	NA(9)	February 2036
5A-8	$208,608,000		6.00%	Super Senior/Exchangeable	Fixed	AAA(10)	AAA	NA(9)	February 2036
5A-9	$3,152,000		6.00%	Super Senior/Senior Support	Fixed	AAA(10)	AAA	NA(9)	February 2036
6A-1	$40,394,000		Floating (6)	Senior/AD	Floating	AAA(10)	AAA	NA(9)	February 2036
6A-2	$40,394,000	(7)	Floating (6)	Senior/IO	Floating	AAA(10)	AAA	NA(9)	February 2036
6A-3	$600,000		7.50%	Senior/Z	Fixed	AAA(10)	AAA	NA(9)	February 2036
7A-1	$18,311,000		Floating (6)	Senior	Floating	AAA(10)	AAA	NA(9)	February 2036
7A-2	$18,311,000	(7)	Floating (6)	Senior/IO	Floating	AAA(10)	AAA	NA(9)	February 2036
1A-P	$2,124,269		0.00%	RSTP/PO	Fixed	AAA(10)	AAA	NA(9)	February 2036
2A-P	$238,095		0.00%	RSTP/PO	Fixed	AAA(10) (11)	AAA	NA(9)	February 2036
A-X	$224,309	(7)	6.00%	RSTP/IO	Fixed	AAA(10)	AAA	NA(9)	February 2036
1M-1	$10,164,000		Variable (8)	SUB	Variable	N/A(9)	AA+	NA(9)	February 2036

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Class	Approximate Initial Class Principal or Notional Balance (1)	Annual Certificate Interest Rate	Type (2)	Interest Type (3)	S&P Rating (4)	Fitch Rating (4)	Moody’s Rating (4)	Rated Final Distribution Date (5)
1B-1	$9,315,000	Variable(8)	SUB	Variable	NA(9)	AA(11)(12)	NA(9)	February 2036
1B-2	$5,081,000	Variable(8)	SUB	Variable	NA(9)	A(11)(12)	NA(9)	February 2036
1B-3	$2,117,000	Variable(8)	SUB	Variable	NA(9)	BBB	NA(9)	February 2036
2M-1	$8,628,000	Variable(8)	SUB	Variable	NA(9)	AA+	NA(9)	February 2036
2B-1	$6,470,000	Variable(8)	SUB	Variable	NA(9)	AA(11)(12)	NA(9)	February 2036
2B-2	$2,965,000	Variable(8)	SUB	Variable	NA(9)	A	NA(9)	February 2036
2B-3	$1,887,000	Variable(8)	SUB	Variable	NA(9)	BBB	NA(9)	February 2036

(10)
The ratings on the Class 1A-2 Certificates, Class 1A-3 Certificates, Class 1A-5 Certificates, Class 1A-6 Certificates, Class 1A-7 Certificates, Class 1A-8 Certificates, Class 1A-9 Certificates, Class 1A-10 Certificates, Class 1A-11 Certificates, Class 1A-13 Certificates, Class 1A-14 Certificates, Class 1A-15 Certificates, Class 1A-16 Certificates, Class 1A-17 Certificates, Class 2A-2 Certificates, Class 2A-3 Certificates, Class 2A-4 Certificates, Class 2A-5 Certificates, Class 2A-6 Certificates, Class 2A-7 Certificates, Class 2A-8 Certificates, Class 2A-9 Certificates, Class 2A-10 Certificates, Class 2A-11 Certificates, Class 2A-12 Certificates, Class 2A-14 Certificates, Class 2A-15 Certificates, Class 2A-16 Certificates, Class 2A-17 Certificates, Class 3A-1 Certificates, Class 3A-2 Certificates, Class 4A-1 Certificates, Class 4A-2 Certificates, Class 5A-1 Certificates, Class 5A-2 Certificates, Class 5A-8 Certificates, Class 5A-9 Certificates, Class 6A-1 Certificates, Class 6A-2 Certificates, Class 6A-3 Certificates, Class 7A-1 Certificates, Class 7A-2 Certificates, Class 1A-P Certificates, Class 2A-P Certificates and Class A-X Certificates have been placed on CreditWatch with negative implications by S&P as described in “Risk Factors—The Ratings on Certain Classes of Certificates Have Been Downgraded” below.

(11)
The ratings on the Class 1B-1 Certificates, Class 1B-2 Certificates, Class 2A-1 Certificates, Class 2A-2 Certificates, Class 2A-3 Certificates, Class 2A-4 Certificates, Class 2A-6 Certificates, Class 2A-7 Certificates, Class 2A-8 Certificates, Class 2A-10 Certificates, Class 2A-11 Certificates, Class 2A-12 Certificates, Class 2A-13 Certificates, Class 2A-14 Certificates, Class 2A-15 Certificates, Class 2A-17 Certificates, Class 2B-1 Certificates and Class 2A-P Certificates have been downgraded as described in “Risk Factors—The Ratings on Certain Classes of Certificates Have Been Downgraded” below.

(12)
The ratings on the Class 1B-1 Certificates, Class 1B-2 Certificates and Class 2B-1 Certificates are on review by Fitch for possible future downgrade as described in “Risk Factors—The Ratings on Certain Classes of Certificates Have Been Downgraded” below.

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•	The following Risk Factor is added to the Prospectus Supplement:

Recently, the Residential Mortgage Loan Market has Experienced Increasing Levels of Delinquencies, Defaults and Losses
Recently, the residential mortgage loan market has experienced increasing levels of delinquencies, defaults and losses, and we cannot assure you that this will not continue.  In addition, in recent months housing prices and appraisal values in many states have declined after extended periods of significant appreciation.  The decline of those values may result in additional increases in delinquencies, defaults and losses on residential mortgage loans generally, particularly with respect to second homes and investor properties and with respect to any residential mortgage loans whose aggregate loan amounts (including any subordinate liens) are close to or greater than the related property values.

In recent months, in response to increased delinquencies and losses with respect to mortgage loans, many mortgage loan originators have implemented more restrictive underwriting criteria for loans. This may result in reduced availability of financing alternatives for mortgagors seeking to refinance their mortgage loans. The reduced availability of refinancing options for a mortgagor may result in higher rates of delinquencies, defaults and losses on the mortgage loans, particularly in the case of interest only mortgage loans that experience significant increases in their monthly payments following the end of the interest only period.

The increased levels of delinquencies and defaults, as well as a deterioration in general real estate market conditions, have also resulted generally in loan originators being required to repurchase an increasingly greater number of mortgages loans pursuant to early payment default and representation and warranty provisions in their loan sale agreements.  This has led to deterioration in the financial performance of many subprime, Alt-A and other nonprime loan originators as well as prime loan originators.  In some other cases, such deterioration has caused certain loan originators to cease operations.

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For recent developments regarding Countrywide Home Loans, Inc., one of the originators, and its affiliates, see “Recent Developments in Respect of Countrywide” below.

For recent developments regarding IndyMac Bank F.S.B., one of the originators and its affiliates, see “Recent Developments in Respect of IndyMac” below.

Any such deterioration could adversely affect the ability of a loan originator to repurchase mortgage loans as to which a material breach of representation or warranty exists or to service mortgage loans.  The inability of an originator to repurchase defective mortgage loans would likely cause the related mortgage loans to experience higher rates of delinquencies, defaults and losses.  As a result, shortfalls in the distributions due on the offered certificates could occur.  Even in cases where a loan originator has the economic ability to repurchase loans, the increasing volume of repurchase claims has resulted in longer periods between when a repurchase claim is presented and when it is resolved, and a greater proportion of claims being refused or contested by originators.

The mortgage loans held by the issuing entity do not include subprime mortgage loans; however, many originators that underwrite prime or Alt-A mortgage loans also underwrite subprime mortgage loans and consequently have exposure to the subprime mortgage market.  In addition, some sources have reported that default rates on Alt-A and other prime mortgage loans have recently increased.

In response to the deterioration in the performance of prime and nonprime mortgage loans, the rating agencies have taken action with respect to a number of prime and nonprime mortgage securitizations. There can be no assurance that the rating agencies will not take additional action with respect to additional securitizations in response to either the deteriorating delinquency, default and loss rates on prime and nonprime mortgage loans

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or the perception that such deterioration may occur in the future.

A number of state regulatory authorities have recently taken action against certain loan originators and servicers for alleged violations of state laws. Certain of those actions prohibit those servicers from pursuing foreclosure actions, and in the future one or more additional states could seek similar limitations on the ability of mortgage loan servicers, to take actions (such as pursuing foreclosures) that may be essential to service and preserve the value of the mortgage loans on behalf of the issuing entity. Any such limitations that applied to a servicer of the mortgage loans could adversely affect the issuing entity's ability to realize on the mortgage loans. See “Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans” in this Supplement.

Additionally, proposed federal legislation would, if enacted, permit borrowers in bankruptcy to restructure mortgage loans secured by their primary residences. Bankruptcy courts could, if this legislation is enacted, reduce the amount of the principal balance of a mortgage loan that is secured by a lien on the mortgaged property, reduce the mortgage interest rate, extend the term to maturity or otherwise modify the terms of a bankrupt borrower's mortgage loan.

You should consider the risk that the general market conditions discussed above may affect the performance of the mortgage loans backing your certificates and may adversely affect the yield on your certificates.

•
The Risk Factor entitled “Geographic Concentration of the Mortgage Loans in Particular Jurisdictions May Result in Greater Losses in Those Jurisdictions Experience Economic Downturns” on pages S-26 of the Prospectus Supplement is amended by adding the following at the end thereof:

Further, the concentration of the mortgage loans in one or more states will have a disproportionate effect on certificateholders if the regulatory authorities in any of those states take actions against any originator or

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servicer that impairs the issuing entity’s ability to realize on those mortgage loans.  See “Risk Factors—Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans” in this Supplement.

•
The Risk Factor entitled “The Transfer of Servicing May Result in Higher Delinquencies and Defaults Which May Adversely Affect the Yield on Your Certificates” on pages S-35 - S-36 of the Prospectus Supplement is deleted in its entirety and replaced with the following:

The Transfer of Servicing May Result in Higher Delinquencies and Defaults Which May Adversely Affect the Yield on Your Certificates
It is possible that servicing of mortgage loans may be transferred in the future to servicers other than the initial primary servicers in accordance with the provisions of the master servicing and trust agreement and the related sale and servicing agreements.  Servicing may be transferred to servicers other than the initial primary servicers as a result of a servicer’s termination due to the occurrence of unremedied events of default in a servicer’s performance under the related sale and servicing agreement.

All transfers of servicing involve some risk of disruption in collections due to data input errors, misapplied or misdirected payments, inadequate borrower notification, system incompatibilities and other reasons.  As a result, the affected mortgage loans may experience increased delinquencies and defaults, at least for a period of time, until all of the borrowers are informed of the transfer and the related servicing mortgage files and records and all the other relevant data has been obtained by the successor servicer.  There can be no assurance as to the extent or duration of any disruptions associated with a transfer of servicing or as to the resulting effects on the yield on performance on your certificates.  In addition, servicing transfers may result in a longer or shorter prepayment period immediately following the date of the transfer if the successor servicer has a different prepayment period, which may affect the yield on your certificates.

Even if a transfer of servicing does not actually occur, potential transition issues associated with or possible disruptions in operations resulting or arising from consolidations or

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business combinations affecting a servicer may result in similar issues associated with a servicing transfer or otherwise adversely affect servicing generally.  It is difficult to predict the outcome of any consolidation or business combination in the servicing of mortgage loans and its impact on your certificates.

For recent developments regarding Countrywide Home Loans Servicing LP, one of the servicers, and its affiliates, see “Recent Developments in Respect of Countrywide” below.

For recent developments regarding IndyMac Bank F.S.B., one of the servicers, and its affiliates, see “Recent Developments in Respect of IndyMac” below.

•
The Risk Factor entitled “Violation of Various Federal State and Local Laws may Result in Losses on the Mortgage Loans” on page 8 of the Prospectus is deleted in its entirety and replaced with the following:

Violation of Various Federal State and Local Laws May Result in Losses on the Mortgage Loans
There has been continuous focus by state and federal banking regulatory agencies, state attorneys general offices, the Federal Trade Commission, the U.S. Department of Justice, the U.S. Department of Housing and Urban Development and state and local governmental authorities on certain lending practices by some companies in the subprime industry, sometimes referred to as “predatory lending” practices. Sanctions have been imposed by state, local and federal governmental agencies for practices including, but not limited to, charging borrowers excessive fees, imposing higher interest rates than the borrower’s credit risk warrants and failing to adequately disclose the material terms of loans to the borrowers.

Applicable state and local laws generally regulate interest rates and other charges, require certain disclosure, impact closing practices, and require licensing of originators. In addition, other state and local laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, ownership, servicing and collection of the

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mortgage loans.

The mortgage loans are also subject to federal laws, including:

• the Federal Truth in Lending Act and Regulation Z promulgated under that Act, which require certain disclosures to the mortgagors regarding the terms of the mortgage loans;

•           the Equal Credit Opportunity Act and Regulation B promulgated under that Act, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and

• the Fair Credit Reporting Act, which regulates the use and reporting of information related to the mortgagor’s credit experience.

Violations of certain provisions of these federal, state and local laws may limit the ability of the applicable servicer to collect all or part of the principal of, or interest on, the mortgage loans and in addition could subject the related trust to damages and administrative enforcement (including disgorgement of prior interest and fees paid). In particular, an originator’s failure to comply with certain requirements of federal and state laws could subject the trust (and other assignees of the mortgage loans) to monetary penalties, and result in the obligors’ rescinding the mortgage loans against either the trust or subsequent holders of the mortgage loans.

The applicable responsible party or Goldman Sachs Mortgage Company, as applicable, has represented that each mortgage loan originated or acquired by it is in compliance with applicable federal, state and local laws and regulations.  In addition, the applicable responsible party or Goldman Sachs Mortgage Company, as applicable, will also represent that none of the mortgage loans (i) are “high cost loans,” (ii) are covered by the Home Ownership and Equity Protection Act of 1994

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or (iii) are in violation of, or classified as “high cost,” “threshold,” “predatory” or “covered” loans under, any other applicable state, federal or local law.  In the event of a breach of any of such representations, the applicable responsible party or Goldman Sachs Mortgage Company, as applicable, will be obligated to cure such breach or repurchase or, for a limited period of time, replace the affected mortgage loan, in the manner and to the extent described in the underlying Prospectus.

It is possible in the future that governmental authorities or attorneys general may take actions against any responsible party that could prohibit the servicers from pursuing foreclosure actions, or otherwise limit the ability of any servicer to take actions (such as pursuing foreclosures) that may be essential to preserve the value of the mortgage loans on behalf of the issuing entity.  Any such limitations could adversely affect the issuing entity’s ability to realize on the mortgage loans.

•	The following Risk Factors are added to the Prospectus Supplement:

The Ratings on Certain Classes of Certificates Have Been Downgraded
Fitch Rating (“Fitch”) has downgraded the ratings on certain classes of certificates as follows: (i) the Class 1B-1 Certificates have been downgraded from “AA” to “A”; (ii) the Class 1B-2 Certificates have been downgraded from “A” to “BB”; (iii) the Class 2B-1 Certificates have been downgraded from “AA” to “BBB”; (iv) the Class 1B-4 Certificates have been downgraded from “BB” to “CC”; (v) the class 1B-5 Certificates have been downgraded from “B” to “C”; (vi) the class 2B-4 Certificates have been downgraded from “BB” to “C”; and (vi) the class 2B-5 Certificates have been downgraded from “B” to “C”.  In addition, Fitch has placed its ratings on the Class 1B-1 Certificates, Class 1B-2 Certificates and Class 2B-1 Certificates on review for possible future downgrade.

There can be no assurance that these classes will not be downgraded further or that other classes of certificates will not be downgraded in the future.

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Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (“S&P”), has downgraded the ratings on certain classes of the Certificates as follows:  (i) the Class 2A-1 Certificates have been downgraded from “AAA” to “BBB”, (ii) the Class 2A-2 Certificates have been downgraded from “AAA” to “BBB”, (iii) the Class 2A-3 Certificates have been downgraded from “AAA” to “BBB”, (iv) the Class 2A-4 Certificates have been downgraded from “AAA” to “BBB”, (v) the Class 2A-6 Certificates have been downgraded from “AAA” to “BBB”, (vi) the Class 2A-7 Certificates have been downgraded from “AAA” to “A”, (vii) the Class 2A-8 Certificates have been downgraded from “AAA” to “A”, (viii) the Class 2A-10 Certificates have been downgraded from “AAA” to “BBB”, (ix) the Class 2A-11 Certificates have been downgraded from “AAA” to “BBB”, (x) the Class 2A-12 Certificates have been downgraded from “AAA” to “BBB”, (xi) the Class 2A-13 Certificates have been downgraded from “AAA” to “BBB”, (xii) the Class 2A-14 Certificates have been downgraded from “AAA” to “BBB”, (xiii) the Class 2A-15 Certificates have been downgraded from “AAA” to “BBB”, (xiv) the Class 2A-17 Certificates have been downgraded from “AAA” to “BBB”, and (xv) the Class 2A-P Certificates have been downgraded from “AAA” to “BBB”.

In addition, S&P has placed its rating of “AAA” on the Class 1A-2 Certificates, Class 1A-3 Certificates, Class 1A-5 Certificates, Class 1A-6 Certificates, Class 1A-7 Certificates, Class 1A-8 Certificates, Class 1A-9 Certificates, Class 1A-10 Certificates, Class 1A-11 Certificates, Class 1A-13 Certificates, Class 1A-14 Certificates, Class 1A-15 Certificates, Class 1A-16 Certificates, Class 1A-17 Certificates, Class 2A-2 Certificates, Class 2A-3 Certificates, Class 2A-4 Certificates, Class 2A-5 Certificates, Class 2A-6 Certificates, Class 2A-7 Certificates, Class 2A-8 Certificates, Class 2A-9 Certificates, Class 2A-10 Certificates, Class 2A-11 Certificates, Class 2A-12 Certificates, Class 2A-14 Certificates, Class 2A-15 Certificates, Class 2A-16 Certificates, Class 2A-17 Certificates, Class

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3A-1 Certificates, Class 3A-2 Certificates, Class 4A-1 Certificates, Class 4A-2 Certificates, Class 5A-1 Certificates, Class 5A-2 Certificates, Class 5A-8 Certificates, Class 5A-9 Certificates, Class 6A-1 Certificates, Class 6A-2 Certificates, Class 6A-3 Certificates, Class 7A-1 Certificates, Class 7A-2 Certificates, Class 1A-P Certificates, Class 2A-P Certificates and Class A-X Certificates on CreditWatch with negative implications.

There can be no assurance that these classes will not be downgraded further or that other classes of certificates will not be downgraded in the future.

Moody’s Investors Service (“Moody’s”) has downgraded the rating on the Class 2A-7 Certificates from “Aaa” to “B3.”

There can be no assurance that these classes will not be downgraded further or that other classes of certificates will not be downgraded in the future.

The Class 1B-2 Certificates, Class 1B-4 Certificates, Class 1B-5 Certificates, Class 2B-4 Certificates and Class 2B-5 Certificates are not offered under the Prospectus Supplement.

Goldman Sachs Mortgage Company and its Affiliates May Have Conflicts of Interest
Recent developments in the residential mortgage market have led to a deterioration in the financial performance of many subprime, Alt-A and other nonprime loan originators.  Due to these developments affecting these loan originators, certain conflicts of interest may exist or may arise as a result of transactions or relationships that Goldman Sachs Mortgage Company and its affiliates may have or may enter into in the future with one or more of the loan sellers and servicers.  In taking any actions or engaging in other transactions with those originators, Goldman Sachs Mortgage Company and its affiliates are not required to take into account the effect of such actions or transactions on the issuer or the certificateholders.  Among other things, Goldman Sachs Mortgage Company and its affiliates may purchase, as principal, mortgage loans originated or sold by such originators that are not included in the issuer, and may

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seek to enforce against such originators any remedies they may have if an early payment default or breach of representation and warranty occurs with respect to such other mortgage loans.  Goldman Sachs Mortgage Company or its affiliates may provide secured or unsecured financing to one or more originators, and may seek to enforce remedies against such originators if an event of default occurs in respect of that financing.  Goldman Sachs Mortgage Company and its affiliates will not have any obligation to account to the issuer for any amounts they collect in respect of any loans, financing or other transactions they may have with any originator, and Goldman Sachs Mortgage Company and its affiliates will have no obligation to pursue any claims against such originators on behalf of the issuer or with respect to mortgage loans included in the trust fund.

The Originators May Not Be Able to Repurchase Defective Mortgage Loans
Each of the originators has made various representations and warranties related to the mortgage loans sold by it.  Those representations are summarized in “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans” in this prospectus supplement.

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If any of the originators fails to cure a material breach of its representations and warranties with respect to any related mortgage loan in a timely manner, then such originator would be required to repurchase the defective mortgage loan.  The inability of a originator to repurchase defective mortgage loans would likely cause the related mortgage loans to experience higher rates of delinquencies, defaults and losses.  As a result, shortfalls in the distributions due on the offered certificates could occur.  For recent developments regarding Countrywide Home Loans, Inc., one of the originators, and its affiliates, see “Recent Developments in Respect of Countrywide” below. For recent developments regarding IndyMac Bank F.S.B., one of the originators and its affiliates, see “Recent Developments in Respect of IndyMac” below.

•
Notwithstanding anything to the contrary in the accompanying Prospectus Supplement, as previously supplemented, the following section is added following “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans”:

Recent Developments in Respect of Countrywide

In a statement made on September 27, 2007 (the “September 27th Statement”) Moody's Investors Service (“Moody’s”) announced that it had placed on review for possible downgrade the “SQ1” rating of Countrywide Home Loans, Inc. (“CHL”), one of the originators, as a primary servicer of prime loans.  In addition, Moody's has downgraded CHL's servicer quality ratings as a primary servicer of subprime, government insured, and second lien residential mortgage loans and as a special servicer to “SQ1-” from “SQ1”.  Moody's has also placed these ratings on review for possible further downgrade.  In the September 27th Statement, Moody's also assigned the above ratings to Countrywide Home Loan Servicing, LP (“Countrywide Servicing”), one of the servicers.

In a statement made on February 4, 2008, Standard and Poor's Ratings Services (“S&P”) announced that it had placed its “Strong” residential loan, subprime, subordinate-lien, and special servicer rankings assigned to CHL on “CreditWatch with negative implications”. S&P stated that the “CreditWatch” placements reflect increased scrutiny of the company's servicing practices by various Federal and state enforcement agencies including the office of the U.S. Trustee and the office of the Florida Attorney General.

Pursuant to a Form 25-NSE filed on July 1, 2008, Countrywide Financial Corporation (“Countrywide”) delisted its common stock from the New York Stock Exchange effective July 1, 2008.

Pursuant to a Form 8-K filed on July 8, 2008 (the “July 8th Announcement”), Countrywide announced that on July 1, 2008, Countrywide completed its merger with Red Oak

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Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Bank of America Corporation (“Bank of America”).  Upon consummation of the merger, Red Oak Merger Corporation was renamed “Countrywide Financial Corporation”.  Additionally, the July 8th Announcement stated that several Countrywide agreements were amended and that Red Oak Merger Corporation assumed the obligations of Countrywide under such amended agreements. The July 8th Announcement also announced that Red Oak Merger Corporation terminated various credit facilities of Countrywide and repaid all outstanding borrowings plus accrued interest and fees under such terminated credit facilities.

Pursuant to a Rule 424(b)(3) filing made with respect to the CHL Mortgage Pass-Through Trust 2007-9 securitization (the “CWMBS Securitization”) on or about October 28, 2008 (the “October 28th Filing”) by CWMBS Inc., a limited purpose finance subsidiary of Countrywide (“CWMBS”), CWMBS announced that complaints alleging violations of the federal securities laws have been filed in Los Angeles Superior Court against various parties who participated in certain securitization transactions effected by CWMBS and its affiliates between January 2005 and late December 2007. The October 28th Filing indicated that the complaints name as defendants Countrywide, CHL, Countrywide Servicing, Countrywide Securities Corporation, CWABS, Inc., CWALT, Inc., CWHEQ, Inc., CWMBS and certain individuals who served as directors of CWMBS and its affiliates during the applicable period, along with other unaffiliated entities.  The October 28th Filing indicated that the complaints allege, among other things, that the mortgage loans transferred to the various securitization trusts of Countrywide were not originated in accordance with the underwriting guidelines and underwriting process that were disclosed in the applicable prospectus supplements. The October 28th Filing indicated that the complaints seek unspecified monetary damages and other forms of relief.

In addition, the October 28th Filing indicated that certain state and local government officials have filed proceedings against Countrywide, CHL and Countrywide Servicing, including lawsuits brought by the state attorneys general of California, Connecticut, Florida, Illinois, Indiana and West Virginia. The October 28th Filing indicated that the lawsuits alleged, among other things, that Countrywide, CHL and Countrywide Servicing violated state consumer protection laws by engaging in deceptive marketing practices designed to increase the volume of loans they originated and then sold into the secondary market and (according to certain of the complaints) by improperly servicing loans. The October 28th Filing indicated that the lawsuits have sought various remedies, including among other things, restitution, other monetary relief, penalties and rescission or reformation of mortgage loans made to consumers. In addition, the October 28th Filing indicated that the Director of the Washington State Department of Financial Institutions has commenced an administrative proceeding against CHL alleging, among other things, that CHL did not provide borrowers with certain required disclosures and that the loan products made available to Washington borrowers of protected races or ethnicities were less favorable than those made available to other similarly situated borrowers.

The October 28th Filing indicated that on October 6, 2008, Bank of America announced settlements in relation to allegations of unfair and deceptive marketing practices with the states attorneys general of several states, including Arizona, California, Connecticut, Florida, Illinois, Iowa, Michigan, North Carolina, Ohio, Texas and Washington (such states, together with such additional states that enter into settlements, the “Settling States”). The October 28th Filing indicated that the settlement with the Attorney General of Washington does not address the pending administrative action. The October 28th Filing indicated that following Bank of America’s settlement announcement on October 6, 2008, Bank of America entered into settlements with the states attorneys general of Nevada and Pennsylvania, and has engaged in negotiations, and may have entered into other settlements, with additional states attorneys

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general. The October 28th Filing indicated that the cornerstone of the settlements is a loan modification program for subprime borrowers and borrowers with negative amortization loans which is designed to avoid foreclosures, along with a nationwide fund of up to $150 million for payments to borrowers who have already experienced foreclosure.

The October 28th Filing indicated that while the outcome of the proceedings described above that are not subject to settlements with Settling States is unknown, the relief sought by the government officials in one or more of these matters could, if granted, result in delays in the foreclosure process, reduced payments by borrowers, modification of the original terms of the mortgage loans in the CWMBS Securitization, permanent forgiveness of all or a portion of the amounts owing in respect of the related mortgage loans and/or increased reimbursable servicing expenses, which could result in delays and reductions in distributions to be made to certificateholders in the CWMBS Securitization or an increase in realized losses allocated to the certificates in the CWMBS Securitization.  Although the October 28th Filing was made with respect to the CWMBS Securitization, the relief sought by the government officials described above may, if granted, have a similar impact on other mortgage loans originated, sold or serviced by Countrywide, CHL or Countrywide Servicing and securitization transactions involving such mortgage loans.

In a statement made on August 5th, 2008 (the “August 5th Announcement”), S&P lowered its rankings on CHL, from “Strong” to “Above Average” in the following categories: residential mortgage servicer, residential subprime mortgage servicer, residential mortgage special servicer, and residential subordinate-lien servicer. Concurrently, S&P removed the rankings from CreditWatch negative and assigned a developing outlook.

According to the August 5th Announcement the downgrades by S&P primarily reflect S&P’s view of various regulatory investigations and actions that CHL is facing regarding its bankruptcy practices described below.  The August 5th Announcement indicated that the developing outlook acknowledges uncertainties about the progression of CHL's recent acquisition by Bank of America, as S&P believes that the integration will require significant planning due to CHL's multiple sites and the different technology platforms in place at both companies.

The August 5th Announcement states that according to certain filings made public in connection with legal actions initiated by certain Chapter 13 bankruptcy trustees, allegations have surfaced that CHL assessed inappropriate fees with the courts on borrowers who filed for Chapter 13 bankruptcy protection. The August 5th Announcement states that CHL is also subject to certain investigations by the Office of the U.S. Trustee, which is overseen by the U.S. Department of Justice. This includes an investigation by the Office of the U.S. Trustee into the mortgage servicing system of CHL to discern evidence of possible errors affecting items such as mishandled payments and assessment of improper charges. The August 5th Announcement states that CHL is currently attempting to resolve these discrepancies with the appropriate regulatory authorities.

The August 5th Announcement indicates that the ratings outlook is developing, that S&P remains uncertain how the eventual integration of CHL and Bank of America will progress, and that recent announcement that a Bank of America executive manager will oversee the combined mortgage division contrasted with previous plans, adding further uncertainty to the equation.  The August 5th Announcement states that although CHL continues to evidence servicing efficiencies, S&P is concerned about how the CHL's bankruptcy issues and the challenges involved with a large-scale integration will affect CHL’s operations.

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In a statement made on November 6, 2008 (the “November 6th Statement”) Moody's announced that it had confirmed the Servicer Quality ratings of CHL and Countrywide Servicing.  CHL and Countrywide Servicing are currently rated as SQ1 as a primary servicer of prime loans and SQ1- as a primary servicer of subprime, government insured and second lien loans, and as a special servicer.

The November 6th Statement indicates that Moody’s had placed the Servicer Quality ratings on review for possible downgrade on September 27, 2007, as a result of a deterioration in financial condition and a resulting downgrade of the senior unsecured ratings of Countrywide Financial Corporation (“CFC”) to Baa3 from A3.  The confirmation is a result of the acquisition of CFC, by Bank of America Corporation and the recent agreement with the Attorneys General.

On February 2, 2009, Fitch Ratings (“Fitch”) downgraded Countrywide’s servicer quality ratings as follows:

•	Primary servicer quality rating for prime residential loans to “RPS1-” from “RPS1”;

•	Primary servicer quality rating for Alt-A residential loans to “RPS2+” from “RPS1-”;

•	Primary servicer quality rating for subprime residential loans to “RPS2+” from “RPS1-”;

•	Primary servicer quality rating for HELOC residential loans to “RPS2+” from “RPS1-”; and

•	Special servicer quality rating to “RSS2+” from “RSS1-”.

Fitch also affirmed Countrywide’s master servicer quality rating at “RMS2+”.

Recent Developments in Respect of IndyMac

On October 22, 2007, Moody's downgraded IndyMac Bank, F.S.B.’s (“IndyMac Bank”) servicer quality ratings as follows:

•	Primary servicer quality rating for prime residential mortgage loans to “SQ2-” from “SQ2”;

•	Primary servicer quality rating for subprime residential mortgage loans to “SQ3+” from “SQ2”; and

•	Special servicer quality rating to “SQ3+” from “SQ2-”.

Moody’s also placed the servicer quality ratings on review for further possible downgrade.  On October 22, 2007, Moody’s downgraded the long term deposit rating of IndyMac Bancorp, Inc. (“IndyMac Bancorp”), the parent company of IndyMac Bank, to “Baa3” from “Baa2” and its issuer rating to “Ba1” from “Baa3”.

On January 29, 2008 Fitch downgraded IndyMac Bank’s servicer quality ratings as follows:

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•	As a Servicer of Alt-A, Prime and subprime mortgage loans to “RPS2 (Rating Watch Negative)” from “RPS2+”.

On May 20, 2008 Fitch downgraded IndyMac F.S.B.’s servicer quality ratings as follows:

•	As a Servicer of Alt-A and subprime mortgage loans to “RPS3 (Rating Watch Negative)” from “RPS2”.

•	As a Servicer of prime mortgage loans to “RPS3+ (Rating Watch Negative)” from “RPS2”; and

•	As a Special servicer of mortgage loans to “RSS3 (Rating Watch Negative)” from “RSS2”.

On June 24, 2008, Moody’s downgraded Indymac Bank’s servicer quality ratings as follows:

•	Primary servicer quality rating for prime residential mortgage loans to “SQ3+” from “SQ2-”;

•	Primary servicer quality rating for subprime residential mortgage loans to “SQ3” from “SQ3+”; and

•	Special servicer quality rating to “SQ3” from “SQ3+”.

Pursuant to a Form 8-K filed on July 15, 2008 (the “July 15th Announcement”), IndyMac Bancorp announced that on Friday, July 11, 2008, IndyMac Bank was closed by the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver of IndyMac Bank. On the same date, the OTS chartered a new institution, IndyMac Federal Bank, FSB (“IndyMac Federal Bank”), appointed the FDIC as conservator of IndyMac Federal Bank, and transferred substantially all of the assets and certain liabilities of IndyMac Bank to IndyMac Federal Bank.

In addition, according to the July 15th Announcement, on July 14, 2008, the New York Stock Exchange (the “NYSE”) notified IndyMac Bancorp that it had suspended the listing of IndyMac Bancorp's common stock (NYSE:IMB), effective immediately. The NYSE posted a press release on its website stating that the decision to suspend the listings was reached in view of the above events and the “abnormally low” trading price of the IndyMac Bancorp,'s common stock, which closed at $0.28 on July 11, 2008.

On July 14, 2008, Fitch downgraded IndyMac Bank’s servicer quality ratings as follows:

•	As primary servicer of Alt-A and subprime mortgage loans to “RPS5” from “RPS3 (Rating Watch Negative)”;

•	As primary servicer of prime mortgage loans to “RPS5” from “RPS3+ (Rating Watch Negative)”; and

•	As special servicer of mortgage loans to “RSS5” from “RSS3 (Rating Watch Negative)”.

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On July 21, 2008, Moody's downgraded IndyMac Banks’s servicer quality ratings as follows:

•	Primary servicer quality rating for prime residential mortgage loans to “SQ3” from “SQ3+”;

•	Primary servicer quality rating for subprime residential mortgage loans to “SQ3-” from “SQ3”; and

•	Special servicer quality rating to “SQ3-” from “SQ3”.

Pursuant to a Form 8-K filed on August 1, 2008, IndyMac Bancorp announced that it intends to file on July 31, 2008 a voluntary petition seeking relief under chapter 7 of Title 11 of the United States Code in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”).  IndyMac Bancorp further stated that it expects that the Bankruptcy Court will appoint a bankruptcy trustee promptly.

On August 13, 2008, Fitch withdrew IndyMac Bank’s residential servicer ratings for Alt-A, subprime and prime products.  Fitch indicated the rating withdrawals reflected the closure of IndyMac Bank by OTS and the appointment of the FDIC as receiver on July 11, 2008.

In a statement on September 22, 2008 (the “September 22nd Statement”), Moody’s withdrew IndyMac Bank’s servicer quality ratings and has assigned them to IndyMac Federal Bank.  The September 22nd Statement indicated that ratings being affected are IndyMac Bank’s “SQ3” rating as a primary servicer of prime residential mortgage loans, Indymac Bank’s “SQ3-“ rating as a primary servicer of subprime residential mortgage loans, and IndyMac Bank’s “SQ3-“ rating as a special servicer.  The September 22nd Statement indicated that the action was prompted by the FDIC takeover of IndyMac Bank in July 2008.  The September 22nd Statement further states, the servicing operations are now part of IndyMac Federal Bank, the newly created, FDIC-run entity.

On November 10, 2008, Standard and Poor's Ratings Services (“S&P”) downgraded IndyMac Banks’s servicer quality ratings from “Strong/Stable” to “Strong/Watch Neg.”  In addition, S&P placed its “Strong” rankings on IndyMac Federal Bank as a residential mortgage servicer and a residential subprime mortgage servicer and its “Average” rankings IndyMac Federal Bank as a residential mortgage special servicer and a residential subordinate-lien mortgage servicer on “CreditWatch with negative implications.”

On January 2, 2009 the FDIC announced that on Wednesday December 31, 2008 it signed a letter of intent to sell the banking operations of IndyMac Federal Bank, to a thrift holding company controlled by IMB Management Holdings LP, a limited partnership. The FDIC's Board of Directors approved the agreement to sell IndyMac Federal Bank to the investor group.

On February 12, 2009, Fitch upgraded IndyMac Federal Bank’s servicer quality ratings as follows:

•	Primary servicer quality rating for prime residential loans to “RPS2” from “RPS3”;

•	Primary servicer quality rating for Alt-A residential loans to “RPS2” from “RPS3”;

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•	Primary servicer quality rating for subprime residential loans to “RPS2” from “RPS3”; and

•	Special servicer quality rating to “RSS2” from “RSS3”.

Fitch also removed the ratings from Rating Watch Evolving.

On March 19, 2009, the FDIC completed the sale of IndyMac Federal Bank to OneWest Bank, FSB (“OneWest Bank”).  OneWest Bank is a newly formed federal savings bank organized by IMB HoldCo LLC.  All deposits of IndyMac Federal Bank have been transferred to OneWest Bank.

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